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                                                                     EXHIBIT 2.1
                       THE UNITED STATES BANKRUPTCY COURT
                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA

                                                     :
                                                     :
In re:                                               :
                                                     :  Chapter 11
FN ESTATE, INC., ET AL.,(1)                          :
                                                     :  Case No. 03-23143 (TMT)
                  Debtors.                           : (Jointly Administered)
           ___________________________________________________________

                       ORDER CONFIRMING THE SECOND AMENDED
                 JOINT PLAN OF LIQUIDATION DATED MARCH 22, 2005
           ___________________________________________________________

                  WHEREAS, on December 30, 2004, the above-captioned debtors and debtors-in-possession (collectively, the "DEBTORS") and the Official Committee of Unsecured Creditors (the "CREDITORS COMMITTEE") filed the Joint Plan of Liquidation Dated December 30, 2004 (the "ORIGINAL PLAN"), which Plan the Debtors subsequently amended or modified on January 27, 2005 (the "AMENDED PLAN") and March 22, 2005 (as amended, the "PLAN");

                  WHEREAS, on February 1, 2005, the Court entered an Order (the "SOLICITATION ORDER") that, among other things, (i) approved the Disclosure Statement(2) under Section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, (b) approved the form and method of the notice of Confirmation Hearing (the "CONFIRMATION HEARING NOTICE") and (c) established certain procedures for the solicitation and tabulation of votes with respect to the Amended Plan;

                  WHEREAS, the Confirmation Hearing Notice together with the (i) the Amended Plan, (ii) the Disclosure Statement, (iii) the Solicitation Order,
(iv) the appropriate ballot(s) and voting instructions, and (v) a pre-addressed return envelope (collectively, a "SOLICITATION PACKAGE") were transmitted in the manner set forth in the Solicitation Order, and such service is adequate as provided by Fed. R. Bankr. P. 3017(d);


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(1) The Debtors consist of the following entities: FN Estate, Inc. (f/k/a
FASTNET Corporation), Netaxs Corp., SuperNet, Inc., NetReach, Inc., Fastnet Acquisition, Inc. and Fastnet Acquisition Corp.

(2) Unless otherwise defined herein, all capitalized terms shall have the same meanings ascribed to them in the Plan.

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                  WHEREAS, the Debtors' filed with the Court the: (i)
certification of publication of Debra Barning, principal clerk of the publisher of the NEW YORK TIMES, attesting to the fact that the Confirmation Hearing Notice was published in the NEW YORK TIMES on March 1, 2005, and (ii) affidavit of Shereece Outting, an employee of the publisher of THE LEGAL INTELLIGENCER, attesting to the fact that the Confirmation Hearing Notice was published in THE LEGAL INTELLIGENCER on March 1, 2005;

                  WHEREAS, on March 21, 2005, counsel for the Debtors filed the Report on Plan Voting;

                  WHEREAS, no objections to confirmation of the Plan have been filed; and

                  WHEREAS, the Court held a hearing to consider confirmation with respect to the Plan on March 24, 2005;

         NOW, THEREFORE, IT IS HEREBY FOUND AND DETERMINED THAT:(3)

         1. EXCLUSIVE JURISDICTION; VENUE; CORE PROCEEDING (28 U.S.C. SS.SS. 157(B)(2), 1334(a)). The Court has jurisdiction over the Bankruptcy Cases and the Plan pursuant to 28 U.S.C. ss.ss. 157(b)(2)(A) & (L) & 1334(b). Venue is proper pursuant to 28 U.S.C. ss.ss. 1408 & 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(A)&(L) and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

----------------

(3) Pursuant to Fed. R. Bankr. P. 7052, as made applicable to contested matters under Fed. R. Bankr. P. 9014, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate.

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         2. JUDICIAL NOTICE. The Court takes judicial notice of the docket of these Bankruptcy Cases maintained by the Clerk of the Bankruptcy Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Bankruptcy Cases.

         3. BURDEN OF PROOF. The Debtors have the burden of proving the elements of Section 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

         4. TRANSMITTAL AND MAILING OF MATERIALS; NOTICE. The Solicitation Package was transmitted and served in accordance with the Solicitation Order and the Bankruptcy Rules and such transmittal and service were adequate and sufficient; publication of the Confirmation Hearing Notice as set forth in the certification of Debra Barning, advertising clerk for the publisher of the NEW YORK TIMES, and Shereece Outting, employee of the publisher of THE LEGAL INTELLIGENCER, were adequate and sufficient, and no other or further notice was required.

         5. VOTING. Votes to accept and reject the Amended Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Solicitation Order.

         6. PLAN COMPLIANCE WITH BANKRUPTCY CODE (11 U.S.C. SS. 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying Section 1129(a)(1) of the Bankruptcy Code.

                  (a) PROPER CLASSIFICATION (11 U.S.C. SS.SS. 1122, 1123 (a)(1). The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exists for separately classifying the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests. Thus, the Plan satisfies Sections 1122 and 1123(a)(1) of the Bankruptcy Code.

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                  (b) SPECIFIED UNIMPAIRED CLASSES (11 U.S.C. SS. 1123(a)(2)).
         Article III of the Plan specifies that Class 1 is unimpaired under the Plan, thereby satisfying Section 1123(a)(2) of the Bankruptcy Code.

                  (c) SPECIFIED TREATMENT OF IMPAIRED CLASSES (11 U.S.C. SS. 1123(a)(3)). Article III of the Plan designates Classes 2, 3 and 4 as impaired and Article IV of the Plan specifies the treatment of Claims and Equity Interests in those Classes, thereby satisfying Section 1123(a)(3) of the Bankruptcy Code.

                  (d) NO DISCRIMINATION (11 U.S.C. SS. 1123(a)(4)). The Plan provides for the same treatment for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying Section 1123(a)(4) of the Bankruptcy Code.

                  (e) IMPLEMENTATION OF PLAN (11 U.S.C. SS. 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan provide adequate and proper means for the Plan's implementation, thereby satisfying Section 1123(a)(5) of the Bankruptcy Code.

                  (f) NON-VOTING EQUITY SECURITIES (11 U.S.C. SS. 1123(a)(6)).
         Article 10.9 of the Plan provides that the charter of the each of the Debtors shall be deemed amended to satisfy the provisions of the Bankruptcy Code to prohibit the issuance of nonvoting securities. Thus, the requirements of Section 1123(a)(6) of the Bankruptcy Code are satisfied.

                  (g) DESIGNATION OF ADMINISTRATIVE AGENT (11 U.S.C. SS. 1123(a)(7)). Articles V and VI of the Plan contain provisions with respect to the manner of selection of the Administrative Agent and members of the Oversight Board that are consistent with the interests of creditors, equity security holders, and public policy in accordance with Section 1123(a)(7) of the Bankruptcy Code.

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                  (h) ADDITIONAL PLAN PROVISIONS (11 U.S.C. SS. 1123(b)). The
         Plan's provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

                  (i) BANKRUPTCY RULE 3016(a). The Plan is dated and identifies the parties submitting it as proponents, thereby satisfying Bankruptcy Rule 3016(a).

         7. DEBTORS' COMPLIANCE WITH BANKRUPTCY CODE (11 U.S.C. SS. 1129(a)(2)). The Debtors and the Creditors' Committee have complied with the disclosure and solicitation requirements of Section 1125 and all other applicable provisions of the Bankruptcy Code, thereby satisfying Section 1129(a)(2) of the Bankruptcy Code.

         8. PLAN PROPOSED IN GOOD FAITH (11 U.S.C. SS. 1129(a)(3)). The Debtors and the Creditors' Committee have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying Section 1129(a)(3) of the Bankruptcy Code. The good faith of the Debtors and the Creditors' Committee is evident from the facts and record of the Bankruptcy Cases, including the Disclosure Statement and the hearing thereon, and the record of the Confirmation Hearing and other proceedings held in the Bankruptcy Cases.

         9. PAYMENTS FOR SERVICES OR COSTS AND EXPENSES (11 U.S.C. SS. 1129(a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with the Bankruptcy Cases, or in connection with the Plan and incident to the Bankruptcy Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying Section 1129(a)(4) of the Bankruptcy Code.

         10. DIRECTORS, OFFICERS AND INSIDERS (11 U.S.C. SS. 1129(a)(5)). The Debtors and the Creditors' Committee have complied with Section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as the Administrative Agent and members of the Oversight Board after


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confirmation of the Plan have been disclosed, and the appointment of such persons is consistent with the interests of holders of Claims against and Equity Interests in the Debtors and with public policy. The identity of any insider that will be employed or retained by the Debtors after confirmation and the nature of such insider's compensation have also been fully disclosed.

         11. NO RATE CHANGES (11 U.S.C. SS. 1129(a)(6)). Implementation of the Plan will not affect in any manner rates established or approved by, or otherwise subject to, any governmental regulatory commission. Thus, Section 1129(a)(6) of the Bankruptcy Code is not applicable with respect to the Plan and is therefore satisfied.

         12. BEST INTERESTS OF CREDITORS (11 U.S.C. SS. 1129(a)(7)). The Plan satisfies Section 1129(a)(7) of the Bankruptcy Code. Each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

         13. ACCEPTANCE BY CERTAIN CLASSES (11 U.S.C. SS. 1129(a)(8)). Class 1 (Priority, Non-Tax Claim) of the Plan is a Class of unimpaired Claims that are conclusively presumed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code. Class 2 (General Unsecured Claims) voted to accept the Plan in accordance with Sections 1126(c) and (d) of the Bankruptcy Code. Classes 3 (Daslic Claim) and 4 (Equity Interests) are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Although Section 1129(a)(8) has not been satisfied with respect to Classes 3 and 4, the Plan is confirmable because the Plan satisfies Section 1129(b) of the Bankruptcy Code with respect to such rejecting Classes.

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         14. TREATMENT OF ADMINISTRATIVE AND PRIORITY CLAIMS (11 U.S.C. SS.
1129(a)(9)). The treatment of Administrative Claims and Priority Claims pursuant to Articles II and IV of the Plan satisfies the requirements of Sections 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims pursuant to Article II of the Plan satisfies the requirements of Section 1129(a)(9)(C) of the Bankruptcy Code.

         15. ACCEPTANCE BY IMPAIRED CLASSES (11 U.S.C. SS. 1129(a)(10)). Class 2, a Class of Claims against the Debtors that is impaired under the Plan, has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of Section 1129(a)(10) of the Bankruptcy Code.

         16. FEASIBILITY (11 U.S.C. SS. 1129(a)(11)). Confirmation of the Plan is not likely to be followed by the need for further financial reorganization, thus satisfying the requirements of Section 1129(a)(11) of the Bankruptcy Code.

         17. PAYMENT OF FEES (11 U.S.C. SS. 1129(a)(12)). All fees payable under
Section 1930 of title 28 of the United States Code have been paid or will be paid pursuant to Sections 2.3 and 13.11 of the Plan on or before the Effective Date, and continue to be paid as appropriate thereafter.

         18. CONTINUATION OF RETIREE BENEFITS (11 U.S.C. SS. 1129(a)(13). The Debtors are not obligated to any retired employees or their spouses and dependents for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date, and the Plan, therefore, satisfies Section 1129(a)(13) of the Bankruptcy Code.

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         19. FAIR AND EQUITABLE; NO UNFAIR DISCRIMINATION (11 U.S.C. SS.
1129(b)). Classes 3 and 4 are deemed to have rejected the Plan (collectively, the "REJECTING CLASSES"). No holder of a claim or interest that is junior to the claims and interests of the Rejecting Classes will receive or retain any property under the Plan. Therefore, the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by
Section 1129(b)(1) and (2) of the Bankruptcy Code. Upon confirmation and the occurrence of the Effective Date, the Plan shall be binding upon the members of the Rejecting Classes.

         20. PRINCIPAL PURPOSE OF THE PLAN (11 U.S.C. SS. 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, as amended.

         21. MODIFICATIONS TO THE PLAN. The modifications of the Amended Plan set forth in the Plan constitute technical changes and do not materially adversely affect or change the treatment of any Claims or Equity Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or resolicitation of votes under Section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Amended Plan.

         22. GOOD FAITH SOLICITATION (11 U.S.C. SS. 1125(e)). Based on the record before the Bankruptcy Court in these Bankruptcy Cases, the Debtors, the Creditors' Committee and their respective members, officers, directors, employees, agents, counsel or other professionals have acted in good faith within the meaning of Section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules in connection with all their respective activities described in Section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 13.6 of the Plan.

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         23. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED
LEASES. Section 8.1 of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of Sections 365(a) and (b) of the Bankruptcy Code. The executory contracts or unexpired leases of the Debtors described in the Plan as being rejected are burdensome and, as such, the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Bankruptcy Cases.

         24. SUBSTANTIVE CONSOLIDATION. The Affidavit of R. Barry Borden Regarding Non-Operation of the Subsidiaries of FN Estate, Inc., dated July 6, 2004 (filed at Docket No. 677), evidences a variety of factors supporting substantive consolidation of the Debtors' estates. No creditor of any of the Debtors has asserted that it will be prejudiced by the substantive consolidation of the Debtors' bankruptcy estates for Plan purposes. Such substantive consolidation will benefit all creditors of the Debtors.

         25. SATISFACTION OF CONFIRMATION REQUIREMENTS. As provided herein, the Plan satisfies the requirements for confirmation set forth in Section 1129 of the Bankruptcy Code.

         26. RETENTION OF JURISDICTION. The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and Section 1142 of the Bankruptcy Code.

                                     DECREES
                                     -------

         NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

         27. CONFIRMATION. The Plan is approved and confirmed under Section 1129 of the Bankruptcy Code. The terms of the Plan are incorporated herein by reference into and are an integral part of this Confirmation Order.

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         28. TECHNICAL AMENDMENTS. The modifications and amendments to the
Amended Plan reflected in the Second Amended Plan, meet the requirements of Sections 1127 of the Bankruptcy Code, such modifications do not adversely change the treatment of any Creditor or any Equity Interest of which the holder has not consented thereto, and thus no further solicitation or voting is required.

         29. OBJECTIONS. All objections to the Plan (if any) that have been raised, whether in writing and filed with the Clerk of the Bankruptcy Court or orally at the Confirmation Hearing, that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

         30. TRANSACTIONS. The Debtors, the Creditors' Committee, the Administrative Agent and the Oversight Board are authorized to take all steps, and to execute and deliver all documents, necessary to implement and effectuate the Plan and the transactions contemplated by the Plan.

         31. PLAN CLASSIFICATION CONTROLLING. The classifications of Claims and Equity Interests for purposes of making distributions under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Amended Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, and (c) shall not be binding on the Debtors.

         32. BINDING EFFECT. The Plan and its provisions shall be binding upon the Debtors, the Creditors' Committee, the Administrative Agent, the Oversight Board any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

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         33. TRANSMITTAL; NOTICE. The transmittal and service of the Disclosure
Statements, the Amended Plan, the Ballots, the Solicitation Order and the Confirmation Hearing Notice are hereby approved. The method of publication of the Confirmation Hearing Notice is adequate and hereby approved.

         34. VESTING OF ASSETS (11 U.S.C. SS. 1141(b), (c)). Except as otherwise specifically provided in the Plan and this Confirmation Order, in accordance with Section 10.1 of the Plan, as of the Effective Date: (a) title to all Estate Property shall vest in the Debtors, subject to the Administrative Agent's obligation to administer, liquidate, and distribute the property in accordance with the terms of the Plan, and (b) all assets of the Debtors shall be free and clear of all Claims.

         35. DISSOLUTION. Consistent with Section 6.8(d) of the Plan, within thirty (30) days after completion of the acts required by the Plan, or as soon thereafter as is reasonably practicable, the Debtors shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Debtors or the Administrative Agent; provided, however, that the Administrative Agent, on account of the Debtors, shall cause to be filed with the office of the Secretary of State in each of the Debtors' state of organization, a certificate of cancellation or dissolution. No approval of the shareholders or directors of the Debtors shall be necessary or required to effect dissolution of the Debtors.

         36. REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES (11 U.S.C. SS.SS. 365(a) and 1123(b)(2)). The Debtors are authorized pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code to reject the executory contracts or unexpired leases of the Debtors described in Section 8.1 of the Plan, as of the Effective Date.

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         37. BAR DATE FOR REJECTION DAMAGE CLAIMS. If the rejection of any executory contract or unexpired lease listed as rejected in the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or any property to be distributed under the Plan unless a proof of claim is filed with the Bankruptcy Court and served upon the Debtors and the Administrative Agent on or before the date that is thirty (30) days after the Confirmation Date. Nothing in this Order shall be deemed to extend any previously applicable bar date established in these Bankruptcy Cases.

         38. GENERAL AUTHORIZATION. The Administrative Agent, on behalf of the Debtors, is authorized and directed to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan

         39. MANAGEMENT. On the Effective Date, operation of the Debtors shall become the general responsibility of the Administrative Agent, who shall, thereafter, continue to have the responsibilities for the management, control and operation of the Debtors and Estate Property in accordance with the terms set forth in the Plan.

         40. DISSOLUTION OF COMMITTEE. As of the Effective Date, the Creditors' Committee shall be dissolved and have no further duties, authority or responsibility, and the Debtors shall not have any responsibility for fees, costs and expenses of the Creditors' Committee, its individual members or its professionals, incurred on and after the Confirmation Date.

         41. THE CAUSES OF ACTION. As set forth in Section 10.5 of the Plan, and except as otherwise provide in the Plan, on and after the Effective Date, the Administrative Agent, on account of the Debtors and on behalf of the Estates and the creditors, will have the exclusive right to enforce and pursue any and all Claim objections, Avoidance Actions, and Causes of Action against any person. The Administrative Agent, on account of the Debtors, may pursue, abandon, settle, or release any or all Claim objections, Avoidance Actions, and Causes of Action as it deems appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court. The Administrative Agent, on account of the Debtors, may, in its sole discretion ,offset any such claim held against a person, against any payment due from such person under the Plan; provided, however, that any claims of the Debtors arising before the Commencement Date shall first be offset against Claims against the Debtors arising before the Commencement Date. Settlements of all Claims objections, Avoidance Actions, and Causes of Action in excess of $25,000 are subject to approval by the Oversight Board.

         42. SUBSTANTIVE CONSOLIDATION. As of the Effective Date, the Debtor and the Debtor Subsidiaries shall be deemed substantively consolidated for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. On and after the Effective Date, notwithstanding any other provision of the Plan, (i) all assets and liabilities of the Debtor and the Debtor Subsidiaries shall be treated as though they were merged, (b) no distributions shall be made under the Plan on account of any Claim held by any of the Debtors on account of Intercompany Claims, (iii) no distributions shall be made under the Plan on account of any Equity Interests held by any of the Debtors in any of the other Debtors, (iv) all guaranties or agreements to act as surety by any of the Debtors of the obligations of any of the other Debtors shall be eliminated such that any Claim against any of the Debtors and any guaranty or agreement to act as surety therefore executed by any of the Debtors and any joint or several liability of any of the Debtors shall be an obligation of all of the Debtors, and (v) each Claim filed or to be filed in these Chapter 11 Cases against any of the Debtors shall be deemed filed against the all of the Debtors, and shall be deemed one Claim against and obligation of all of the Debtors. Such substantive consolidation (other than for purposes related to the Plan) shall not affect the legal and corporate structures of the Debtors or the validity and enforceability of any executory contracts or post-petition agreements entered into by one or more of the Debtors. The substantive consolidation effected under the Plan shall not (other than for purposes related to funding distributions under the Plan and as set forth herein) affect: (i) the legal and organizational structures of the Debtors, (ii) the validity or enforceability of any post-Commencement Date executory contracts or unexpired leases entered into by any one or more of the Debtors; or (iii) defenses to any Causes of Action or requirements for any third party to establish mutuality in order to assert a right of setoff. Nothing herein shall affect the obligations of each of the Debtors to pay the quarterly fees to the United States Trustee in accordance with 28 U.S.C. ss. 1930(a)(6).

         43. GOVERNMENTAL APPROVALS NOT REQUIRED. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements and any amendments or modifications thereto.

         44. EXEMPTION FROM CERTAIN TAXES. Subject to Orders entered by the Bankruptcy Court prior to the Confirmation Date authorizing certain sales of real property, pursuant to Section 1146(c) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan including any deeds, bills of sale, or assignments executed in connection with any disposition of assets contemplated by the Plan, whether occurring heretofore or hereafter, shall not be subject to any stamp, real estate transfer, mortgage record, sale, use or other similar tax. This Confirmation Order hereby directs the appropriate state or local government officers to forego the collection of any such tax or governmental assessment and to accept for filing and recording any documents without payment of said tax or governmental assessment.

         45. CANCELLATION OF SECURITIES AND AGREEMENTS. On the Effective Date, except as expressly provided in this Plan, all instruments evidencing a Claim shall be deemed cancelled without further act or action under any applicable agreement or Law, and the obligations of the Debtors under the agreements, instruments, trust indentures, certificates, or otherwise, governing such Claims and Interests, as the case may be, shall be discharged. The Equity Interests in the Debtors shall be cancelled by the Administrative Agent's filing of the appropriate articles of dissolution after the Plan has been fully implemented and administered, and after all Estate Property has been distributed. In accordance with the Section 5.1 of the Plan, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Administrative Agent shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date. The Administrative Agent shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

         46. ADMINISTRATIVE BAR DATE.

                  (a) All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under Sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of
         the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Confirmation Date, and (ii) shall be paid in full by the Administrative

         Agent, on account of the Debtors, in such amounts as are allowed by the Bankruptcy Court (A) upon the date upon which the order relating to any such Administrative Expense Claim is entered, or as soon thereafter as is practicable, or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense Claim and the Debtors.

                  (b) All entities holding an Administrative Expense Claim accruing from August 24, 2004 and through the Confirmation Date and not otherwise described in paragraph 46(a) above, shall file an application for payment of such Administrative Expense Claim with the Bankruptcy Court and serve a copy of said application on the Administrative Agent on or before the date that is thirty (30) days after the Confirmation Date or such claim shall be forever barred and shall not be enforceable against the Debtors or any property to be distributed under the Plan. Nothing in this Order shall be deemed to extend any previously applicable bar date established in these Bankruptcy Cases.

         47. DISCHARGE AND INJUNCTION. Pursuant to Sections 4.4, 10.6 and 10.7 of the Plan, on and after the Confirmation Date, all persons are permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively, or otherwise) on account of or respecting any Claim or Cause of Action of the Debtors for which the Administrative Agent, on account of the Debtors, retains sole and exclusive authority to pursue in accordance with the Plan. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present, future, or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

         48. RELEASES, EXCULPATIONS, AND INJUNCTIONS. The release, exculpation, and injunction provisions contained in the Plan are approved and such provisions shall be effective and binding upon all persons and entities.

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

         49. TERMINATION OF INJUNCTIONS AND AUTOMATIC STAY. Except as otherwise provided in the Plan or this Confirmation Order, all injunctions or stays arising under or entered during the Bankruptcy Cases under Sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         50. NON-OCCURRENCE OF EFFECTIVE DATE. If each of the conditions to consummation and the occurrence of the Effective Date, as set forth in Article IX of the Plan, has not been satisfied or duly waived on or before APRIL 30, 2005, the Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is vacated pursuant to this Section 9.4, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against the Debtors.

         51. NOTICE OF ENTRY OF CONFIRMATION ORDER. On or before the tenth
(10th) Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the "NOTICE OF CONFIRMATION"), to be delivered to such parties by first-class mail, postage prepaid. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

         52. NOTICE OF EFFECTIVE DATE. Within five (5) Business Days following the occurrence of the Effective Date, the Debtors shall file notice of the occurrence of the Effective Date and shall serve a copy of same on those entities which have filed a notice of appearance and request for service of pleadings in the Bankruptcy Cases.

         53. CONFLICTS BETWEEN CONFIRMATION ORDER AND PLAN. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are


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nonseverable and mutually dependent unless expressly stated by further order of this Bankruptcy Court. The failure to reference or discuss all or part of any particular provision of the Plan herein shall have no effect on the validity, binding effect and enforceability of such provision, and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

         54. MODIFICATION/REVERSAL. If any provision of this Confirmation Order is hereafter modified, vacated or reversed by subsequent order of this Bankruptcy Court or any other court, such reversal, modification or vacation shall not affect the validity or enforceability of the obligations incurred or undertaken under or in connection with the Plan prior to such modification, vacation or reversal, unless such order specifically provides otherwise.

         55. APPLIEDTHEORY. Nothing contained in this Order shall affect (i) the claims and/or interests asserted by the estate of AppliedTheory Corporation in or to the HSBC Funds, as defined in this Court's Order dated June 17, 2003 granting the Debtors' motion for interim authorization to use cash collateral (the "Cash Collateral Order"); (ii) any defenses and objection of the Debtors regarding such claims and interests of AppliedTheory Corporation; or (iii) the provisions of the Cash Collateral Order regarding the disposition of the HSBC Funds.





                                              _________________________________
                                              HONORABLE THOMAS M. TWARDOWSKI,
                                              UNITED STATES BANKRUPTCY JUDGE


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